Exhibit 5.1.2

Hogan Lovells US LLP Harbor East 100 International Drive, Suite 2000 Baltimore, Maryland 21202 T +1 410 659 2700 F +1 410 659 2701 www.hoganlovells.com

February 23, 2012

Brinson Patrick Securities Corporation

1515 Broadway, 11th Floor

New York, New York 10036

Re:	Capstead Mortgage Corporation – 1,495,548 Shares of Series B Preferred Stock

Ladies and Gentlemen:

This firm has acted as Maryland counsel to Capstead Mortgage Corporation, a Maryland corporation (the “Company”), in connection with the issuance and sale from time to time of up to 1,495,548 shares of $1.26 Cumulative Convertible Preferred Stock, Series B (par value $0.10 per share) of the Company (the “Preferred Shares”), pursuant to the terms of the Amended and Restated Sales Agreement, dated June 1, 2011 by and between the Company and you, as amended by the First Amendment to the Amended and Restated Sales Agreement dated as of February 21, 2012 (the “Amendment” and, collectively, the “Agreement”). This opinion letter is furnished to you pursuant to the requirements set forth in Section 4.1(d)(i) of the Agreement in connection with the execution and delivery of the Amendment on the date hereof. Capitalized terms used herein which are defined in the Agreement shall have the meanings set forth in the Agreement, unless otherwise defined herein, including in Schedule I attached hereto.

For purposes of the opinions expressed in this letter, which are set forth in paragraphs (a) through (k) below (the “Opinions”), and other statements made in this letter, we have examined copies of the documents listed on Schedule 1 attached hereto (the “Documents”). We believe the Documents provide an appropriate basis on which to render the opinions hereinafter expressed.

In our examination of the Agreement and the other Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic originals of all of the Documents submitted to us as copies (including telecopies). We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter. In our role as Maryland counsel to the Company, we have assumed that any shares of the Company’s capital stock issued pursuant to the Agreement will not be issued in violation of the ownership limit contained in the Charter of the Company. As to matters of fact relevant to the Opinions expressed herein, we have relied on the representations and statements of fact made in the Documents, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the Documents. The Opinions are given, and other statements are made, in the context of the foregoing.

The Opinions are based as to matters of law solely on applicable provisions of the Maryland General Corporation Law (the “MGCL”), as currently in effect.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. Hogan Lovells refers to the international legal practice comprising Hogan Lovells US LLP, Hogan Lovells International LLP, Hogan Lovells Worldwide Group (a Swiss Verein), and their affiliated businesses with offices in: Abu Dhabi Alicante Amsterdam Baltimore Beijing Berlin Boulder Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston London Los Angeles Madrid Miami Milan Moscow Munich New York Northern Virginia Paris Philadelphia Prague Rome San Francisco Shanghai Silicon Valley Singapore Tokyo Ulaanbaatar Warsaw Washington DC Associated offices: Budapest Jeddah Riyadh Zagreb

Brinson Patrick Securities Corporation	- 2 -	February 23, 2012

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) The Company was duly incorporated and is validly existing as a corporation and in good standing under the MGCL as of the date of the certificate specified in paragraph 6 of Schedule 1.

(b) The Company has the corporate power to own, lease and operate its current properties and to conduct its business as described in the Registration Statement and Prospectus.

(c) The authorized capital stock of the Company as of February 23, 2012 was as set forth under the caption “Description of our Capital Stock – Authorized Stock” in the Prospectus.

(d) The Agreement has been duly authorized by the Company.

(e) The Preferred Shares have been duly authorized for issuance and sale by you under the Agreement and, when issued in accordance with the provisions of the Agreement, the Preferred Shares will be validly issued, fully paid and non-assessable.

(f) The Board of Directors has duly adopted resolutions reserving up to 1,919,700 shares of Common Stock (the “Conversion Shares”) for issuance upon conversion of the Preferred Shares. The Conversion Shares have been duly authorized and, when issued in accordance with the Charter, will be validly issued, fully paid and non-assessable.

(g) No holder of outstanding shares of capital stock of the Company has any statutory preemptive right under the MGCL, the Charter or By-laws of the Company to subscribe for any of the Preferred Shares or any of the Conversion Shares.

(h) The information in the Registration Statement and the Prospectus under the captions “Description of Our Capital Stock,” “Description of Our Common Stock,” “Description of Our Preferred Stock” and “Material Provisions of Maryland Law and of Our Charter and By-Laws” to the extent that such information constitutes matters of law or legal conclusions, has been reviewed by us and is accurate in all material respects. The Preferred Shares and the Conversion Shares conform as to legal matters in all material respects to the description thereof set forth in the Base Prospectus and the Prospectus Supplement under the captions “Description of our Common Stock” and “Description of our Preferred Stock.”

(i) No holder of the Preferred Shares is subject to personal liability as such under the laws of the State of Maryland, which is the jurisdiction in which the Company is organized, except as such holder may be liable by reason of such holder’s own conduct and acts.

(j) The execution, delivery and performance on the date hereof by the Company of the Agreement do not violate (i) the MGCL or the Charter or By-Laws of the Company or (ii) violate any Maryland court or administrative order, judgment, or decree listed on Schedule 2 attached hereto that names the Company and is specifically directed to it or any of its property.

(k) No approval or consent of, or registration or filing with any Maryland regulatory agency, is required to be obtained or made by the Company under the MGCL in connection with the execution, delivery and performance on the date hereof by the Company of the Agreement.

Nothing herein shall be construed to cause us to be considered “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended.

Brinson Patrick Securities Corporation	- 3 -	February 23, 2012

We express no opinion in this letter as to any other laws and regulations not specifically identified above as being covered hereby (and in particular, we express no opinion as to any effect that such other laws and regulations may have on the Opinions). We express no opinion in this letter as to federal or state securities laws or regulations, antitrust, unfair competition, banking or tax laws or regulations or laws or regulations of any political subdivision below the state level.

We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter. This opinion letter has been prepared solely for your use in connection with the closing under the Agreement on the date hereof, and should not be quoted in whole or in part or otherwise be referred to, and should not be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm. The foregoing notwithstanding, to the extent our Opinions relate to matters of Maryland law, Andrews Kurth LLP may rely on our Opinions in rendering their opinions to you on the date hereof, provided that the full text of Andrews Kurth LLP’s opinion letter states that our Opinions speak only as of the date hereof and that no such reliance will have any effect on the scope, phrasing or originally intended use of our Opinions.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP

Schedule 1

1. Executed copy of the Agreement.

2. The Registration Statement on Form S-3, as amended (No. 333-179607) (the “Registration Statement”) filed with the Commission on February 21, 2012.

3. The prospectus supplement, dated February 23, 2012 (the “Prospectus Supplement”), to the prospectus, dated February 23, 2012 (the “Base Prospectus”, and together with the Prospectus Supplement, the “Prospectus”), as filed pursuant to Rule 424(b)(5) under the Securities Act.

4. The charter of the Company (the “Charter”), as amended through June 21, 2011 and as certified by the Maryland State Department of Assessments and Taxation (the “MSDAT”) on June 21, 2011 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

5. The Amended and Restated By-laws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

6. A certificate of good standing of the Company issued by the MSDAT dated February 22, 2012 under the laws of the State of Maryland.

7. Certain resolutions of the Board of Directors of the Company (the “Board”) adopted at a meeting duly held or by unanimous written consent on February 20, 2012, as certified by the Secretary of the Company on the date hereof as being accurate and in effect, relating, among other things, to the authorization of the Agreement, the Preferred Shares and the Conversion Shares.

8. A certificate, dated the date hereof, of certain officers of the Company as to the representations and warranties of the Company set forth in the Sales Agreement and other matters relating to the Shares and the authorization of the issuance thereof.

9. A certificate of the Secretary of the Company, dated the date hereof, as to the incumbency and signatures of certain officers of the Company.

Schedule 2

No items in these categories have been provided to us and identified as items which we should review in connection with rendering this opinion. We have been authorized to provide you with a copy of the Company Officer’s Certificate to the effect that there are no court or administrative orders, judgments or decrees of any Maryland court or administrative agency.